PRICING AGREEMENT


Merrill Lynch & Co.
  Merrill Lynch, Pierce, Fenner & Smith
   Incorporated
      World Financial Center
      250 Vesey Street
      New York, NY 10281
Morgan Stanley & Co. Incorporated
       1585 Broadway
       New York, New York  10036



                                    February 1, 2001
Ladies and Gentlemen:

      Norfolk Southern Corporation, a Virginia corporation (the "Corporation"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated February 1, 2001 (the "Underwriting Agreement"), to issue and sell to the Underwriters named in
Schedule I hereto (the "Underwriters") the Securities as specified in
Schedule I hereto (the "Designated Securities"). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

      Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Corporation agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Corporation, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in
Schedule I hereto.

      This Pricing Agreement may be executed in counterparts, and may be evidenced by an exchange of telegraphic communications or any other rapid transmission device designed to produce a written record of communications transmitted.

      If the foregoing is in accordance with your understanding, please sign and return to us one for the Corporation and each of the Underwriters plus one for each counsel counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement among each of the Underwriters and the Corporation.

                              Very truly yours,

                              NORFOLK SOUTHERN CORPORATION


                              By: /s/ William J. Romig
                                 ------------------------------------
                                  Name:  William J. Romig
                                  Title: Vice President and Treasurer


Accepted as of the date hereof:

MERRILL LYNCH & CO.
  MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MORGAN STANLEY & CO. INCORPORATED

By:  MERRILL LYNCH & CO.
      MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


By: /s/ George Ackert
   -------------------------------
     Name:  George Ackert
     Title: Vice President


By:  MORGAN STANLEY & CO. INCORPORATED


By: /s/ Harold J. Hendershot III
   -----------------------------------
     Name:  Harold J. Hendershot III
     Title: Principal


For themselves and as Representatives of the several Underwriters named in
Schedule I hereto.



                                 SCHEDULE I




                                     Principal Amount     Principal Amount
                                     of Notes due 2011    of Notes due 2031
Underwriters                          to be Purchased      to be Purchased
------------                         ----------------      ---------------

Merrill Lynch, Pierce, Fenner &         $112,500,000          $262,500,000
Smith Incorporated..............
Morgan Stanley & Co. Incorporated        112,500,000           262,500,000
Chase Securities Inc.............         15,000,000            35,000,000
Banc of America Securities LLC...          6,000,000            14,000,000
BNY Capital Markets, Inc.........          6,000,000            14,000,000
Banc One Capital Markets, Inc....          6,000,000            14,000,000
Salomon Smith Barney Inc.........          6,000,000            14,000,000
Deutsche Banc Alex. Brown Inc....          6,000,000            14,000,000
First Union Securities, Inc......          6,000,000            14,000,000
Fleet Securities, Inc............          6,000,000            14,000,000
SunTrust Equitable Securities....          6,000,000            14,000,000
Wachovia Securities, Inc.........          6,000,000            14,000,000
Mellon Financial Markets, LLC....          3,000,000             7,000,000
PNC Capital Markets, Inc.........          3,000,000             7,000,000
                                        ------------          ------------
   Total.........................       $300,000,000          $700,000,000
                                        ============          ============




                                SCHEDULE II


Closing: February 6, 2001 at 11:00 a.m. at Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New
                       York

Price of Securities:   99.117% with respect to the Corporation's 6 3/4% Senior
                       Notes due 2011

                       98.540% with respect to the Corporation's 7 1/4% Senior Notes due 2031